Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2025 RESULTS
Company Release: October 29, 2025
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended September 30, 2025, including net income of $13.6 million, or $0.88 per diluted common share, compared to $11.0 million, or $0.71 per diluted common share, for the three months ended June 30, 2025 and $13.5 million, or $0.97 per diluted common share, for the three months ended September 30, 2024.

Management Discussion of the Third Quarter Results

"During the third quarter of 2025, loans receivable increased by $163.5 million, representing a 4.6% rise, alongside another period of solid deposit growth totaling $59.0 million, or 1.5%,” stated CEO Eric Sprink. "In addition, we saw positive partner progression during the quarter, with one moving to active status and three moving to the implementation stage, while our CCBX program fee income continues its upward trajectory. We remain confident in our ability to manage expenses and maintain credit quality, even in a changing economic and interest rate environment.”

Key Points for Third Quarter and Our Go-Forward Strategy

•CCBX Partner and Product Expansion. As of September 30, 2025 we had two partners in testing, four in implementation/onboarding, and two signed letters of intent (LOI). Our active pipeline positions us for continued growth, with new partnership opportunities and product launches expected throughout 2025 and into 2026. Total BaaS program fee income was $7.6 million, for the three months ended September 30, 2025, an increase of $764,000, or 11.3%, from the three months ended June 30, 2025, excluding $504,000 in nonrecurring revenue recognized during the second quarter 2025 (a reconciliation of the non-GAAP measures are set forth in the "Non-GAAP Financial Measures" section of this earnings release) . We continue to have contracts with our partners that fully indemnify us against fraud and 98.9% against credit risk on CCBX loan partner balances as of September 30, 2025.

•Favorable Movement in Noninterest Expense. Total noninterest expense of $70.2 million was down $2.7 million, or 3.7%, as compared to $72.8 million in the quarter ended June 30, 2025, mainly driven by lower legal and professional expenses and salaries and employee benefits. Noninterest expenses improved for the quarter ended September 30, 2025, but we anticipate ongoing expense fluctuations due to new CCBX partners and product launches. Most costs will occur early in new launches, focusing on risk management, before revenue generation begins. As new programs and products gain traction, revenue will help offset these initial expenses.

•Positive On and Off-Balance Sheet Trends Continue. Average deposits were $3.97 billion, an increase of $40.7 million, or 1.0%, over the quarter ended June 30, 2025, driven primarily by growth in CCBX partner programs. During the third quarter of 2025, we sold $1.62 billion of loans, $1.37 billion of which was new activity on previously sold credit card receivables, compared to $1.30 billion in sold loans, of which $953.9 million was new activity on previously sold credit card receivables during the quarter ended June 30, 2025. We retain a portion of the fee income on sold credit card loans. As of September 30, 2025 there were 396,812 off balance sheet credit cards with fee earning potential, an increase of 82,985 compared to the quarter ended June 30, 2025 and an increase of 315,386 from September 30, 2024.

Third Quarter 2025 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Income Statement Data:
Interest and dividend income	$109,027	$107,797	$104,907	$102,448	$105,165
Interest expense	31,126	31,060	28,845	30,071	32,892
Net interest income	77,901	76,737	76,062	72,377	72,273
Provision for credit losses	56,598	32,211	55,781	61,867	70,257
Net interest income after provision for credit losses	21,303	44,526	20,281	10,510	2,016
Noninterest income	66,777	42,693	63,477	74,100	78,790
Noninterest expense	70,172	72,832	71,989	67,411	64,424
Provision for income tax	4,316	3,359	2,039	3,832	2,926
Net income	$13,592	$11,028	$9,730	$13,367	$13,456

	As of and for the Three Month Period
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Balance Sheet Data:
Cash and cash equivalents	$642,258	$719,759	$624,302	$452,513	$484,026
Investment securities	43,942	45,577	46,991	47,321	48,620
Loans held for sale	42,894	60,474	42,132	20,600	7,565
Loans receivable	3,703,848	3,540,330	3,517,359	3,486,565	3,413,894
Allowance for credit losses	(173,813)	(164,794)	(183,178)	(176,994)	(171,674)
Total assets	4,553,076	4,480,559	4,339,282	4,121,208	4,064,472
Interest bearing deposits	3,408,160	3,358,216	3,251,599	3,057,808	3,047,861
Noninterest bearing deposits	564,403	555,355	539,630	527,524	579,427
Core deposits (1)	3,959,360	3,441,624	3,321,772	3,123,434	3,190,869
Total deposits	3,972,563	3,913,571	3,791,229	3,585,332	3,627,288
Total borrowings	47,999	47,960	47,923	47,884	47,847
Total shareholders’ equity	$475,277	$461,709	$449,917	$438,704	$331,930

Share and Per Share Data (2):
Earnings per share – basic	$0.90	$0.73	$0.65	$0.97	$1.00
Earnings per share – diluted	$0.88	$0.71	$0.63	$0.94	$0.97
Dividends per share	—	—	—	—	—
Book value per share (3)	$31.45	$30.59	$29.98	$29.37	$24.51
Tangible book value per share (4)	$31.45	$30.59	$29.98	$29.37	$24.51
Weighted avg outstanding shares – basic	15,093,274	15,033,296	14,962,507	13,828,605	13,447,066
Weighted avg outstanding shares – diluted	15,443,987	15,447,923	15,462,041	14,268,229	13,822,270
Shares outstanding at end of period	15,112,000	15,093,036	15,009,225	14,935,298	13,543,282
Stock options outstanding at end of period	122,206	126,654	163,932	186,354	198,370
See footnotes that follow the tables below

	As of and for the Three Month Period
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Credit Quality Data:
Nonperforming assets (5) to total assets	1.31%	1.36%	1.30%	1.52%	1.63%
Nonperforming assets (5) to loans receivable and OREO	1.61%	1.72%	1.60%	1.80%	1.94%
Nonperforming loans (5) to total loans receivable	1.61%	1.72%	1.60%	1.80%	1.94%
Allowance for credit losses to nonperforming loans	290.8%	270.7%	325.0%	282.5%	258.7%
Allowance for credit losses to total loans receivable	4.69%	4.65%	5.21%	5.08%	5.03%
Gross charge-offs	$54,534	$53,780	$53,686	$61,585	$53,305
Gross recoveries	$5,289	$4,467	$5,486	$5,223	$4,516
Net charge-offs to average loans (6)	5.37%	5.54%	5.57%	6.56%	5.60%

Capital Ratios:
Company
Tier 1 leverage capital	10.54%	10.39%	10.67%	10.78%	8.40%
Common equity Tier 1 risk-based capital	12.33%	12.32%	12.13%	12.04%	9.24%
Tier 1 risk-based capital	12.42%	12.41%	12.22%	12.14%	9.34%
Total risk-based capital	14.88%	14.90%	14.73%	14.67%	11.89%
Bank
Tier 1 leverage capital	10.49%	10.33%	10.57%	10.64%	9.29%
Common equity Tier 1 risk-based capital	12.37%	12.36%	12.12%	11.99%	10.34%
Tier 1 risk-based capital	12.37%	12.36%	12.12%	11.99%	10.34%
Total risk-based capital	13.66%	13.65%	13.42%	13.28%	11.63%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was 1.19% for the quarter ended September 30, 2025 compared to 0.99% and 1.34% for the quarters ended June 30, 2025 and September 30, 2024, respectively.  ROA for the quarter ended September 30, 2025, increased 0.20% and decreased 0.15% compared to June 30, 2025 and September 30, 2024, respectively. Noninterest expenses were lower for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 due to lower legal and professional expenses and salaries and employee benefits. Noninterest expenses were higher than the quarter ended September 30, 2024 due primarily to an increase in salaries and employee benefits, data processing and software licenses and legal and professional expenses, all of which are related to the growth of Company and investments in technology and risk management.
Yield on earning assets and yield on loans receivable decreased 0.12% and 0.16%, respectively, for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025, largely due to the recent 0.25% reduction in the Fed funds interest rate. Average loans receivable as of September 30, 2025 increased $68.7 million compared to June 30, 2025 as net CCBX loans continue to grow, despite selling $1.62 billion in CCBX loans during the quarter ended September 30, 2025.

The quarter over quarter volatility in the efficiency ratio and noninterest income to average asset performance metrics was driven by a higher credit enhancement on CCBX loans which is included within non-interest income due to an increase in CCBX provision expense, which was largely the result of loan growth. These items have a neutral impact to net income although impacted the quarter-to-quarter metrics due to higher reported noninterest income.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Return on average assets (1)	1.19%	0.99%	0.93%	1.30%	1.34%
Return on average equity (1)	11.52%	9.72%	8.91%	14.90%	16.67%
Yield on earnings assets (1)	9.80%	9.92%	10.32%	10.24%	10.79%
Yield on loans receivable (1)	10.95%	11.11%	11.33%	11.12%	11.44%
Cost of funds (1)	3.07%	3.13%	3.11%	3.24%	3.62%
Cost of deposits (1)	3.04%	3.10%	3.08%	3.21%	3.59%
Net interest margin (1)	7.00%	7.06%	7.48%	7.23%	7.42%
Noninterest expense to average assets (1)	6.13%	6.52%	6.87%	6.54%	6.42%
Noninterest income to average assets (1)	5.83%	3.82%	6.06%	7.19%	7.85%
Efficiency ratio	48.50%	60.98%	51.59%	46.02%	42.65%
Loans receivable to deposits (2)	94.32%	92.01%	93.89%	97.82%	94.33%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Management Outlook; CEO Eric Sprink

“As we move through the 4th quarter of 2025 and into 2026, we expect to see additional new partner engagements, thanks to the continued strength and quality of our CCBX pipeline. To facilitate our growth in the BaaS space, we remain committed to investing in our technology and risk management infrastructure. These strategic investments are projected to drive future operational efficiencies, boost automation, and lower costs, even as we focus on managing current noninterest expenditures effectively. Credit quality remains central to our strategy, and with a slightly liability sensitive balance sheet we feel well-positioned for future interest rate changes.” said CEO Eric Sprink.

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 29 relationships, at varying stages, including two partners in testing, four in implementation/onboarding, and two signed LOI as of September 30, 2025.  We continue to refine the criteria for CCBX partnerships, by focusing on larger, established partners with strong management, customer bases, and finances, while also considering promising smaller partners that fit our approach and terms and we will continue to exit relationships where it makes sense for us to do so.
While we explore relationships with new partners we continue to expand our product offerings with existing CCBX partners. As we become more proficient in the BaaS space we aim to cultivate new relationships that align with our long-term goals. We believe that a strategy of adding new partnerships and launching new products with existing partners allows us to expand and grow our customer base with a modest increase in regulatory risk given our operational history with them. Increases in partner activity/transaction counts are positively impacting noninterest income and we expect this trend to continue as current products grow and new products are introduced. We plan to continue selling loans as part of our strategy to balance partner and lending limits, and manage the loan portfolio and credit quality. We retain a portion of the fee income for our role in processing transactions on sold credit card loans, which continues to grow and is expected to provide increased and on-going revenue with no on balance sheet risk or capital requirement.

As we build our deposit base, we will be able to sweep deposits off and on the balance sheet as needed. This deposit sweep capability allows us to better manage liquidity and deposit programs. At September 30, 2025 we swept off $672.3 million in deposits for FDIC insurance and liquidity purposes, and generated $311,000 in noninterest income during the quarter ended September 30, 2025. As we look ahead, six existing partner programs are being expanded to include new products such as lines of credit, deposit programs and credit cards. Robinhood's deposit program is in testing and is expected to ramp up in the fourth quarter of 2025. The expansion of these and other partner initiatives is expected to drive higher partner revenue in upcoming periods.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Active	20	20	19
Friends and family / testing	2	2	1
Implementation / onboarding	4	2	1
Signed letters of intent	2	5	1
Wind down - active but preparing to exit relationship	1	0	0
Total CCBX relationships	29	29	22

CCBX loans increased $123.9 million, or 7.4%, to $1.80 billion despite selling $1.62 billion in loans during the three months ended September 30, 2025, $1.37 billion of which was new activity on previously sold credit card loans. In accordance with the program agreement for one partner, we are responsible for losses on 5% of that portfolio. At September 30, 2025 the portion of that portfolio for which we are responsible represented $20.7 million in loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	September 30, 2025		June 30, 2025		September 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$177,530	9.8%	$199,675	11.9%	$103,924	6.9%
All other commercial & industrial loans	22,710	1.3	26,142	1.6	36,501	2.4
Real estate loans:
Residential real estate loans	374,129	20.7	234,786	14.0	265,402	17.5
Consumer and other loans:
Credit cards	563,324	31.2	533,925	31.8	633,691	41.8
Other consumer and other loans	667,062	37.0	686,321	40.7	477,283	31.4
Gross CCBX loans receivable	1,804,755	100.0%	1,680,849	100.0%	1,516,801	100.0%
Net deferred origination (fees) costs	(579)		(569)		(447)
Loans receivable	$1,804,176		$1,680,280		$1,516,354
Loan Yield - CCBX (1)(2)	15.65%		16.22%		17.37%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended September 30, 2025, includes an increase of $139.3 million, or 59.3%, in residential real estate loans, an increase of $10.1 million or 0.8%, in consumer and other loans and a decrease of $22.1 million, or 11.1%, in capital call lines as a result of normal balance fluctuations and business activities. We continue to monitor and manage the CCBX loan portfolio, and sold $1.62 billion in CCBX loans during the quarter ended September 30, 2025 compared to sales of $1.30 billion in the quarter ended June 30, 2025. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off balance sheet fee income. CCBX loan yield decreased 0.57% for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 as a result of the recent decrease in the Fed funds rate and a change in overall mix of loans compared to the quarter ended June 30, 2025.

The following chart shows the growth in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, and that generate fee income.

CCBX Credit Cards
450,830
81,426
369,404
484,248
182,449
301,799
551,227
237,024
314,203
651,576
313,827
337,749
795,192
396,812
398,380
750,000
500,000
250,000
—
Number of Accounts
September 30, 2024
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025
Credit Card - On Balance Sheet Accounts
Credit Card - Off Balance Sheet Accounts

The following chart shows the growth in active CCBX debit cards which are sources of interchange income.

CCBX Debit Cards
4,478,158
4,985,871
5,514,674
6,258,428
7,066,677
6,000,000
4,000,000
2,000,000
0
Number of Accounts
September 30, 2024
December 31, 2024
March 31, 2025
June 30, 2025
September 30, 2025

The following table details the CCBX deposit portfolio:

CCBX	As of
	September 30, 2025		June 30, 2025		September 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$64,681	2.7%	$60,448	2.6%	$60,655	2.9%
Interest bearing demand and money market	2,300,113	96.8	2,231,159	94.5	1,991,858	94.6
Savings	10,168	0.4	51,523	2.2	5,204	0.3
Total core deposits	2,374,962	100.0	2,343,130	99.3	2,057,717	97.8
Other deposits	—	0.0	17,013	0.7	47,046	2.2
Total CCBX deposits	$2,374,962	100.0%	$2,360,143	100.0%	$2,104,763	100.0%
Cost of deposits (1)	3.90%		3.96%		4.82%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits increased $14.8 million, or 0.6%, in the three months ended September 30, 2025 to $2.37 billion as a result of deposit growth and normal balance fluctuations. This excludes the $672.3 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage and sweep purposes, compared to $478.7 million for the quarter ended June 30, 2025. Amounts in excess of FDIC insurance coverage are transferred, using a third-party facilitator/vendor sweep product, to participating financial institutions. These swept deposits generated fee income of $311,000 for the quarter ended September 30, 2025.
Community Bank Performance Update

In the quarter ended September 30, 2025, the community bank saw net loans increase $39.6 million, or 2.1%, to $1.90 billion, as a result of loan growth and normal balance fluctuations.

The following table details the Community Bank loan portfolio:

Community Bank	As of
	September 30, 2025		June 30, 2025		September 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$170,847	9.0%	$149,926	8.0%	$152,161	8.0%
Real estate loans:
Construction, land and land development loans	218,061	11.4	194,150	10.4	163,051	8.6
Residential real estate loans	202,979	10.7	198,844	10.7	212,467	11.2
Commercial real estate loans	1,300,335	68.2	1,310,882	70.2	1,362,452	71.5
Consumer and other loans:
Other consumer and other loans	14,181	0.7	12,230	0.7	14,173	0.7
Gross Community Bank loans receivable	1,906,403	100.0%	1,866,032	100.0%	1,904,304	100.0%
Net deferred origination fees	(6,731)		(5,982)		(6,764)
Loans receivable	$1,899,672		$1,860,050		$1,897,540
Loan Yield(1)	6.51%		6.53%		6.64%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in community bank loans consisted of an increase of $23.9 million in construction, land and land development loans, $20.9 million in commercial and industrial loans, and $2.0 million in consumer and other loans, partially offset by a decrease $10.5 million in commercial real estate loans during the quarter ended September 30, 2025.

The following table details the community bank deposit portfolio:

Community Bank	As of
	September 30, 2025		June 30, 2025		September 30, 2024
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$499,722	31.3%	$494,907	31.9%	$518,772	34.1%
Interest bearing demand and money market	1,025,929	64.2	545,655	35.1	552,108	36.3
Savings	58,747	3.7	57,933	3.7	62,272	4.1
Total core deposits	1,584,398	99.2	1,098,495	70.7	1,133,152	74.5
Other deposits	1	0.0	440,975	28.4	373,681	24.5
Time deposits less than $100,000	4,834	0.3	5,299	0.3	6,305	0.4
Time deposits $100,000 and over	8,368	0.5	8,659	0.6	9,387	0.6
Total Community Bank deposits	$1,597,601	100.0%	$1,553,428	100.0%	$1,522,525	100.0%
Cost of deposits(1)	1.77%		1.77%		1.92%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $44.2 million, or 2.8%, during the three months ended September 30, 2025 to $1.60 billion. The community bank segment includes noninterest bearing deposits of $499.7 million, or 31.3%, of total community bank deposits, resulting in a cost of deposits of 1.77%, which was unchanged from the quarter ended June 30, 2025.
Net Interest Income and Margin Discussion
Net interest income was $77.9 million for the quarter ended September 30, 2025, an increase of $1.2 million, or 1.5%, from $76.7 million for the quarter ended June 30, 2025, and an increase of $5.6 million, or 7.8%, from $72.3 million for the quarter ended September 30, 2024. Net interest income compared to June 30, 2025, was higher due to an increase in average loans receivable. The increase in net interest income compared to September 30, 2024 was largely related to growth in loans receivable and a reduction in cost of funds as a result of lower interest rates.

Net interest margin was 7.00% for the three months ended September 30, 2025, compared to 7.06% for the three months ended June 30, 2025, due primarily to a decrease in loan yield resulting from recent decrease in the Fed funds rate. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 4.05% for the three months ended September 30, 2025, compared to 4.07% for the three months ended June 30, 2025. Net interest margin was 7.42% for the three months ended September 30, 2024. The decrease in net interest margin for the three months ended September 30, 2025 compared to the three months ended September 30, 2024 was primarily due to a decrease in loan yield, largely as a result of a change in loan mix, partially offset by lower cost of funds.

Interest and fees on loans receivable increased $1.5 million, or 1.5%, to $100.4 million for the three months ended September 30, 2025, compared to $98.9 million for the three months ended June 30, 2025, as a result of loan growth. Interest and fees on loans receivable increased $691,000, or 0.7%, compared to $99.7 million for the three months ended September 30, 2024, due to an increase in outstanding balances. Net interest margin, net of BaaS loan expense (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) decreased 0.02% for the three months ended September 30, 2025, compared to the three months ended June 30, 2025 and decreased 0.01% compared the three months ended September 30, 2024.
The following tables illustrate how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2025	June 30 2025	September 30 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.00%	7.06%	7.42%
Earning assets	4,413,529	4,356,591	3,875,911
Net interest income (GAAP)	77,901	76,737	72,273
Less: BaaS loan expense	(32,840)	(32,483)	(32,698)
Net interest income, net of BaaS loan expense(2)	$45,061	$44,254	$39,575
Net interest margin, net of BaaS loan expense (1)(2)	4.05%	4.07%	4.06%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.95%	11.11%	11.44%
Total average loans receivable	$3,636,545	$3,567,823	$3,464,871
Interest and earned fee income on loans (GAAP)	100,367	98,867	99,676
BaaS loan expense	(32,840)	(32,483)	(32,698)
Net loan income(2)	$67,527	$66,384	$66,978
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	7.37%	7.46%	7.69%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $1.2 million to $45.1 million compared to the three months ended June 30, 2025 and decreased $3.9 million compared to the three months ended September 30, 2024 as a result of principal paydowns.
Cost of funds was 3.07% for the quarter ended September 30, 2025, a decrease of six basis points from the quarter ended June 30, 2025 and a decrease of 55 basis points from the quarter ended September 30, 2024. Cost of deposits for the quarter ended September 30, 2025 was 3.04%, compared to 3.10% for the quarter ended June 30, 2025, and 3.59% for the quarter ended September 30, 2024. The decreased cost of funds and deposits compared to September 30, 2024 were largely due to the reductions in the Fed funds rate during the fourth quarter of 2024.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.51%	1.77%	6.53%	1.77%	6.64%	1.92%
CCBX (1)	15.65%	3.90%	16.22%	3.96%	17.37%	4.82%
Consolidated	10.95%	3.04%	11.11%	3.10%	11.44%	3.59%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$69,643	15.65%	$68,264	16.22%	$67,778	17.37%
Less: BaaS loan expense	32,840	7.38%	32,483	7.72%	32,698	8.38%
Net BaaS loan income (1)	$36,803	8.27%	$35,781	8.50%	$35,080	8.99%
Average BaaS Loans(3)	$1,764,957		$1,688,492		$1,552,443
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.
Noninterest Income Discussion

Noninterest income was $66.8 million for the three months ended September 30, 2025, an increase of $24.1 million from $42.7 million for the three months ended June 30, 2025, and a decrease of $12.0 million from $78.8 million for the three months ended September 30, 2024.  The increase in noninterest income for the quarter ended September 30, 2025 as compared to the quarter ended June 30, 2025 was primarily due to an increase of $23.7 million in total BaaS income.  The $23.7 million increase in total BaaS income included a $24.1 million increase in BaaS credit enhancements related to the increase in provision for credit losses based upon an analysis of the CCBX loan portfolio combined with an increase of $260,000 in BaaS program income, partially offset by a $677,000 decrease in BaaS fraud enhancements. The $260,000 increase in BaaS program income is largely due to an increase in reimbursement of expenses (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $12.0 million decrease in noninterest income over the quarter ended September 30, 2024 was primarily due to a $14.7 million decrease in BaaS credit and fraud enhancements due to improvement in the performance of the CCBX loan portfolio, partially offset by an increase of $2.4 million in BaaS program income.
Noninterest Expense Discussion

Total noninterest expense decreased $2.7 million to $70.2 million for the three months ended September 30, 2025, compared to $72.8 million for the three months ended June 30, 2025, and increased $5.7 million from $64.4 million for the three months ended September 30, 2024. The $2.7 million decrease in noninterest expense for the quarter ended September 30, 2025, as compared to the quarter ended June 30, 2025, was primarily due to a $2.0 million decrease in legal and professional fees, $1.3 million decrease in salaries and employee benefits, a $677,000 decrease in BaaS fraud expense, partially offset by a $573,000 increase in data processing and software licenses, a $357,000 increase in BaaS loan expense, a $116,000 increase in other expenses, and a $37,000 increase in occupancy expense. The decrease in legal and professional fees is the result of lower legal and consulting fees in the quarter ended September 30, 2025, however we anticipate ongoing expense variability that is impacted by new CCBX partners and product launches. The decrease in salaries and employee benefits is primarily due to the forfeiture of equity awards. The increase in data processing and software licenses were part of our continued investments in growth, technology and risk management. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners.

The increase in noninterest expenses for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024 was largely due to a $3.1 million increase in salary and employee benefits, a $1.5 million increase in data processing and software licenses due to enhancements and investments in technology, and a $680,000 increase in legal and professional expenses, all of which are related to the growth of Company and investments in technology and risk management. Also contributing to the increase was a $205,000 increase in marketing, $158,000 increase in other expense, $142,000 increase in BaaS loan expense and a $43,000 increase in BaaS fraud expense.

Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist in the understanding of how the increases in noninterest expense are related to expenses incurred and reimbursed by CCBX partners:

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2025	2025	2024
Total noninterest expense (GAAP)	$70,172	$72,832	$64,424
Less: BaaS loan expense	32,840	32,483	32,698
Less: BaaS fraud expense	2,127	2,804	2,084
Less: Reimbursement of expenses (BaaS)	1,412	646	565
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$33,793	$36,899	$29,077
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Provision for Income Taxes
The provision for income taxes was $4.3 million for the three months ended September 30, 2025, $3.4 million for the three months ended June 30, 2025 and $2.9 million for the third quarter of 2024.  The income tax provision was higher for the three months ended September 30, 2025 compared to the quarter ended June 30, 2025 as a result of the higher net income and adjusted for the deductibility of certain equity awards, and was higher compared to the quarter ended September 30, 2024, as a result of the higher net income and an increase in state income tax rates, partially offset by the deductibility of certain equity awards.

The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 4.24% for calculating the provision for state income taxes. The state rate increased in the quarter ended June 30, 2025 primarily as a result of a change in California's tax laws.
Financial Condition Overview
Total assets increased $72.5 million, or 1.6%, to $4.55 billion at September 30, 2025 compared to $4.48 billion at June 30, 2025.  The increase is primarily comprised of a $163.5 million increase in loans receivable, partially offset by a $77.5 million decrease in cash and interest bearing deposits with other banks, and a $17.6 million decrease in loans held for sale. Total loans receivable increased to $3.70 billion at September 30, 2025, from $3.54 billion at June 30, 2025.
As of September 30, 2025, in addition to the $642.3 million in cash on hand the Company had the capacity to borrow up to a total of $657.1 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $50.0 million from a correspondent bank. There were no borrowings outstanding on these lines as of September 30, 2025.

The Company, on a stand alone basis, had a cash balance of $43.9 million as of September 30, 2025, a portion of which is retained for general operating purposes, including debt repayment, for funding $1.2 million in commitments to bank technology investment funds, with the remaining cash available to be contributed to the Bank as capital.
Uninsured deposits were $617.9 million as of September 30, 2025, compared to $579.9 million as of June 30, 2025.
Total shareholders’ equity as of September 30, 2025 increased $13.6 million since June 30, 2025.  The increase in shareholders’ equity was primarily comprised of $13.6 million in net earnings combined with a decrease of $24,000 in common stock outstanding as a result of the return of shares to the Company to cover taxes on equity awards vested during the three months ended September 30, 2025.
The Company and the Bank remained well capitalized at September 30, 2025, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	10.49%	10.54%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.37%	12.33%	6.50%
Tier 1 Capital (to risk-weighted assets)	12.37%	12.42%	8.00%
Total Capital (to risk-weighted assets)	13.66%	14.88%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The allowance for credit losses was $173.8 million and 4.69% of loans receivable at September 30, 2025 compared to $164.8 million and 4.65% at June 30, 2025 and $171.7 million and 5.03% at September 30, 2024. The allowance for credit loss allocated to the CCBX portfolio was $155.5 million and 8.62% of CCBX loans receivable at September 30, 2025, with $18.4 million of allowance for credit loss allocated to the community bank or 0.97% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of September 30, 2025			As of June 30, 2025			As of September 30, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,899,673	$1,804,175	$3,703,848	$1,860,050	$1,680,280	$3,540,330	$1,897,540	$1,516,354	$3,413,894
Allowance for credit losses	(18,354)	(155,459)	(173,813)	(18,936)	(145,858)	(164,794)	(20,132)	(151,542)	(171,674)
Allowance for credit losses to total loans receivable	0.97%	8.62%	4.69%	1.02%	8.68%	4.65%	1.06%	9.99%	5.03%
Net charge-offs totaled $49.2 million for the quarter ended September 30, 2025, compared to $49.3 million for the quarter ended June 30, 2025 and $48.8 million for the quarter ended September 30, 2024. Net charge-offs as a percent of average loans decreased to 5.37% for the quarter ended September 30, 2025 compared to 5.54% for the quarter ended June 30, 2025, and 5.60% for the quarter ended September 30, 2024. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 5% of a $297.4 million loan portfolio. At September 30, 2025, our portion of this portfolio represented $20.7 million in loans. Net charge-offs for this $20.7 million in loans were $1.0 million for the three months ended September 30, 2025, $1.3 million for the three months ended June 30, 2025 and $1.1 million for the three months ended September 30, 2024.

The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$18	$54,516	$54,534	$11	$53,769	$53,780	$398	$52,907	$53,305
Gross recoveries	(19)	(5,270)	(5,289)	(2)	(4,465)	(4,467)	(3)	(4,513)	(4,516)
Net charge-offs (recoveries)	$(1)	$49,246	$49,245	$9	$49,304	$49,313	$395	$48,394	$48,789
Net charge-offs to average loans (1)	0.00%	11.07%	5.37%	0.00%	11.71%	5.54%	0.08%	12.40%	5.60%
(1) Annualized calculations shown for periods presented.
During the quarter ended September 30, 2025, a $58.8 million provision for credit losses was recorded for CCBX partner loans, compared to $31.0 million for the quarter ended June 30, 2025. The increase in the provision was largely due to growth in loans receivable and mix of loans, bringing the CCBX allowance for credit losses to $155.5 million at September 30, 2025 compared to $145.9 million at June 30, 2025. As we continue to originate higher quality loans, these become a greater proportion of the CCBX portfolio, resulting in an improvement in expected losses and a reduced allowance for credit losses to loans receivable ratio. In general, CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which indemnifies the Bank and through partner reimbursements for incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk with our CCBX partners.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $583,000 was needed for the quarter ended September 30, 2025 compared to a provision recapture of $47,000 and a provision recapture of $519,000 for the quarters ended June 30, 2025 and September 30, 2024, respectively. The provision recapture in the current period was due to updated prepayment speeds, offset by a slight increase in economic uncertainty, and loan mix of the community bank loan portfolio.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Community bank	$(583)	$(47)	$(519)
CCBX	58,847	30,976	72,104
Total provision expense	$58,264	$30,929	$71,585
A provision recapture for unfunded commitments of $1.7 million was recorded for the quarter ended September 30, 2025 as a result of a change in the loan mix of available balance. No provision for accrued interest receivable was recorded for the quarter ended September 30, 2025 on CCBX loans.
At September 30, 2025, our nonperforming assets were $59.8 million, or 1.31%, of total assets, compared to $60.9 million, or 1.36%, of total assets, at June 30, 2025, and $66.4 million, or 1.63%, of total assets, at September 30, 2024. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of September 30, 2025, $53.8 million of the $55.6 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Additionally, certain CCBX partners employ collection practices that place specific loans on nonaccrual status to enhance collectability. As of September 30, 2025, $18.9 million of these loans are less than 90 days past due.

Nonperforming assets decreased $1.1 million during the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025. Community bank nonperforming loans increased $343,000 from June 30, 2025 to $4.2 million as of September 30, 2025, and CCBX nonperforming loans decreased $1.4 million to $55.6 million from June 30, 2025. The decrease in CCBX nonperforming loans is due to a decrease of $1.7 million in nonaccrual loans from June 30, 2025 to $22.7 million, partially offset by a $290,000 increase in CCBX loans that are past due 90 days or more and still accruing interest. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we would typically anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow, however, the ratio of CCBX loans 90+ days past due and still accruing to total CCBX loans receivable decreased 0.12%, or 6.0%, compared to June 30, 2025, which we believe is a positive performance indicator for the CCBX portfolio. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. There were no repossessed assets or other real estate owned at September 30, 2025. Our nonperforming loans to loans receivable ratio was 1.61% at September 30, 2025, compared to 1.72% at June 30, 2025, and 1.94% at September 30, 2024.
For the quarter ended September 30, 2025, there were $1,000 in community bank net recoveries and $49.2 million in CCBX net charge-offs. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,297	$2,333	$531
Real estate loans:
Construction, land and land development	1,697	1,697	—
Residential real estate	—	—	44
Commercial real estate	348	—	831
Consumer and other loans:
Credit cards	19,677	20,140	7,987
Other consumer and other loans	2,820	4,063	11,713
Total nonaccrual loans	26,839	28,233	21,106
Accruing loans past due 90 days or more:
Commercial & industrial loans	910	926	1,566
Real estate loans:
Residential real estate loans	1,575	1,817	3,025
Consumer and other loans:
Credit cards	22,626	23,116	34,562
Other consumer and other loans	7,813	6,775	6,111
Total accruing loans past due 90 days or more	32,924	32,634	45,264
Total nonperforming loans	59,763	60,867	66,370
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$59,763	$60,867	$66,370
Total nonaccrual loans to loans receivable	0.72%	0.80%	0.62%
Total nonperforming loans to loans receivable	1.61%	1.72%	1.94%
Total nonperforming assets to total assets	1.31%	1.36%	1.63%

The following tables detail the CCBX and community bank nonperforming assets which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$157	$188	$333
Consumer and other loans:
Credit cards	19,677	20,140	7,987
Other consumer and other loans	2,820	4,063	11,713
Total nonaccrual loans	22,654	24,391	20,033
Accruing loans past due 90 days or more:
Commercial & industrial loans	910	926	1,566
Real estate loans:
Residential real estate loans	1,575	1,817	3,025
Consumer and other loans:
Credit cards	22,626	23,116	34,562
Other consumer and other loans	7,813	6,775	6,111
Total accruing loans past due 90 days or more	32,924	32,634	45,264
Total nonperforming loans	55,578	57,025	65,297
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$55,578	$57,025	$65,297
Total CCBX nonperforming assets to total consolidated assets	1.22%	1.27%	1.61%

Community Bank	As of
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Nonaccrual loans:
Commercial and industrial loans	$2,140	$2,145	$198
Real estate:
Construction, land and land development	1,697	1,697	—
Residential real estate	—	—	44
Commercial real estate	348	—	831
Total nonaccrual loans	4,185	3,842	1,073
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	4,185	3,842	1,073
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$4,185	$3,842	$1,073
Total community bank nonperforming assets to total consolidated assets	0.10%	0.09%	0.03%
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $4.55 billion Bank provides service through 14 full-service branches in Snohomish, Island, and King Counties, one loan production office in King County, the Internet and its mobile banking application.  The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER

Contact
Eric Sprink, Chief Executive Officer, esprink@coastalbank.com
Brandon J. Soto, Executive Vice President & Chief Financial Officer, bsoto@coastalbank.com
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that the U.S. government shutdown and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Cash and due from banks	$34,928	$29,546	$43,467	$36,533	$45,327
Interest earning deposits with other banks	607,330	690,213	580,835	415,980	438,699
Investment securities, available for sale, at fair value	31	33	34	35	38
Investment securities, held to maturity, at amortized cost	43,911	45,544	46,957	47,286	48,582
Other investments	12,778	12,521	12,589	10,800	10,757
Loans held for sale	42,894	60,474	42,132	20,600	7,565
Loans receivable	3,703,848	3,540,330	3,517,359	3,486,565	3,413,894
Allowance for credit losses	(173,813)	(164,794)	(183,178)	(176,994)	(171,674)
Total loans receivable, net	3,530,035	3,375,536	3,334,181	3,309,571	3,242,220
CCBX credit enhancement asset	177,741	167,779	183,377	181,890	173,600
CCBX receivable	16,260	13,009	12,685	14,138	16,060
Premises and equipment, net	29,114	29,052	28,639	27,431	25,833
Lease right-of-use assets	4,788	4,891	5,117	5,219	5,427
Accrued interest receivable	20,493	20,849	21,109	21,104	22,315
Bank-owned life insurance, net	13,777	13,648	13,501	13,375	13,255
Deferred tax asset, net	—	3,829	3,912	3,600	3,083
Other assets	18,996	13,635	10,747	13,646	11,711
Total assets	$4,553,076	$4,480,559	$4,339,282	$4,121,208	$4,064,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,972,563	$3,913,571	$3,791,229	$3,585,332	$3,627,288
Subordinated debt, net	44,406	44,368	44,331	44,293	44,256
Junior subordinated debentures, net	3,593	3,592	3,592	3,591	3,591
Deferred compensation	281	295	310	332	369
Accrued interest payable	1,106	954	1,107	962	1,070
Lease liabilities	4,956	5,063	5,293	5,398	5,609
CCBX payable	31,221	32,939	29,391	29,171	37,839
Deferred tax liability, net	799	—	—	—	—
Other liabilities	18,874	18,068	14,112	13,425	12,520
Total liabilities	4,077,799	4,018,850	3,889,365	3,682,504	3,732,542
SHAREHOLDERS’ EQUITY
Common Stock	230,399	230,423	229,659	228,177	134,769
Retained earnings	244,879	231,287	220,259	210,529	197,162
Accumulated other comprehensive loss, net of tax	(1)	(1)	(1)	(2)	(1)
Total shareholders’ equity	475,277	461,709	449,917	438,704	331,930
Total liabilities and shareholders’ equity	$4,553,076	$4,480,559	$4,339,282	$4,121,208	$4,064,472

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$100,367	$98,867	$98,147	$95,575	$99,676
Interest on interest earning deposits with other banks	8,007	8,085	6,070	6,021	4,781
Interest on investment securities	616	626	650	661	675
Dividends on other investments	37	219	40	191	33
Total interest income	109,027	107,797	104,907	102,448	105,165
INTEREST EXPENSE
Interest on deposits	30,466	30,400	28,185	29,404	32,083
Interest on borrowed funds	660	660	660	667	809
Total interest expense	31,126	31,060	28,845	30,071	32,892
Net interest income	77,901	76,737	76,062	72,377	72,273
PROVISION FOR CREDIT LOSSES	56,598	32,211	55,781	61,867	70,257
Net interest income/(expense) after provision for credit losses	21,303	44,526	20,281	10,510	2,016
NONINTEREST INCOME
Service charges and fees	903	913	860	932	952
Unrealized gain (loss) on equity securities, net	9	(439)	16	1	2
Other income	772	853	682	473	486
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,684	1,327	1,558	1,406	1,440
Servicing and other BaaS fees	1,264	1,539	1,419	1,043	1,044
Transaction and interchange fees	4,878	5,109	3,833	3,699	3,549
Reimbursement of expenses	1,412	646	1,026	812	565
BaaS program income	7,554	7,294	6,278	5,554	5,158
BaaS credit enhancements	55,412	31,268	53,648	62,097	70,108
BaaS fraud enhancements	2,127	2,804	1,993	5,043	2,084
BaaS indemnification income	57,539	34,072	55,641	67,140	72,192
Total noninterest income	66,777	42,693	63,477	74,100	78,790
NONINTEREST EXPENSE
Salaries and employee benefits	20,146	21,401	21,482	17,955	17,060
Occupancy	952	915	1,034	958	964
Data processing and software licenses	6,114	5,541	4,882	4,049	4,658
Legal and professional expenses	3,957	5,962	5,888	4,606	3,277
Point of sale expense	69	69	107	89	73
Excise taxes	696	681	722	778	762
Federal Deposit Insurance Corporation ("FDIC") assessments	815	790	755	750	740
Director and staff expenses	544	612	631	683	559
Marketing	272	50	50	28	67
Other expense	1,640	1,524	1,938	1,752	1,482
Noninterest expense, excluding BaaS loan and BaaS fraud expense	35,205	37,545	37,489	31,648	29,642

BaaS loan expense	32,840	32,483	32,507	30,720	32,698
BaaS fraud expense	2,127	2,804	1,993	5,043	2,084
BaaS loan and fraud expense	34,967	35,287	34,500	35,763	34,782
Total noninterest expense	70,172	72,832	71,989	67,411	64,424
Income before provision for income taxes	17,908	14,387	11,769	17,199	16,382
PROVISION FOR INCOME TAXES	4,316	3,359	2,039	3,832	2,926
NET INCOME	$13,592	$11,028	$9,730	$13,367	$13,456
Basic earnings per common share	$0.90	$0.73	$0.65	$0.97	$1.00
Diluted earnings per common share	$0.88	$0.71	$0.63	$0.94	$0.97
Weighted average number of common shares outstanding:
Basic	15,093,274	15,033,296	14,962,507	13,828,605	13,447,066
Diluted	15,443,987	15,447,923	15,462,041	14,268,229	13,822,270

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$719,191	$8,007	4.42%	$729,652	$8,085	4.44%	$350,915	$4,781	5.42%
Investment securities, available for sale (2)	33	—	—	35	—	—	40	—	—
Investment securities, held to maturity (2)	45,030	616	5.43	46,256	626	5.43	48,945	675	5.49
Other investments	12,730	37	1.15	12,825	219	6.85	11,140	33	1.18
Loans receivable (3)	3,636,545	100,367	10.95	3,567,823	98,867	11.11	3,464,871	99,676	11.44
Total interest earning assets	4,413,529	109,027	9.80	4,356,591	107,797	9.92	3,875,911	105,165	10.79
Noninterest earning assets:
Allowance for credit losses	(158,525)			(176,022)			(151,292)
Other noninterest earning assets	286,002			298,698			268,903
Total assets	$4,541,006			$4,479,267			$3,993,522

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,394,664	$30,466	3.56%	$3,369,574	$30,400	3.62%	$2,966,527	$32,083	4.30%
FHLB advances and other borrowings	—	—	—	3	1	—	9,717	140	5.73
Subordinated debt	44,383	598	5.35	44,345	598	5.41	44,234	598	5.38
Junior subordinated debentures	3,592	62	6.85	3,592	61	6.81	3,591	71	7.87
Total interest bearing liabilities	3,442,639	31,126	3.59	3,417,514	31,060	3.65	3,024,069	32,892	4.33
Noninterest bearing deposits	577,820			562,174			588,178
Other liabilities	52,447			44,452			60,101
Total shareholders' equity	468,100			455,127			321,174
Total liabilities and shareholders' equity	$4,541,006			$4,479,267			$3,993,522
Net interest income		$77,901			$76,737			$72,273
Interest rate spread			6.21%			6.27%			6.47%
Net interest margin (4)			7.00%			7.06%			7.42%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,871,588	$30,724	6.51%	$1,879,331	$30,603	6.53%	$1,912,428	$31,898	6.64%
Total interest earning assets	1,871,588	30,724	6.51	1,879,331	30,603	6.53	1,912,428	31,898	6.64
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,096,883	7,136	2.58%	1,048,506	6,783	2.59%	982,280	7,264	2.94%
Intrabank liability	271,961	3,028	4.42	342,232	3,792	4.44	406,641	5,540	5.42
Total interest bearing liabilities	1,368,844	10,164	2.95	1,390,738	10,575	3.05	1,388,921	12,804	3.67
Noninterest bearing deposits	502,744			488,593			523,507
Net interest income		$20,560			$20,028			$19,094
Net interest margin(3)			4.36%			4.27%			3.97%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,764,957	$69,643	15.65%	$1,688,492	$68,264	16.22%	$1,552,443	$67,778	17.37%
Intrabank asset	607,900	6,768	4.42	706,157	7,825	4.44	496,475	6,764	5.42
Total interest earning assets	2,372,857	76,411	12.78	2,394,649	76,089	12.74	2,048,918	74,542	14.47
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,297,781	23,330	4.03%	2,321,068	23,617	4.08%	1,984,247	24,819	4.98%
Total interest bearing liabilities	2,297,781	23,330	4.03	2,321,068	23,617	4.08	1,984,247	24,819	4.98
Noninterest bearing deposits	75,076			73,581			64,671
Net interest income		$53,081			$52,472			$49,723
Net interest margin(3)			8.88%			8.79%			9.65%
Net interest margin, net of BaaS loan expense(5)			3.38%			3.35%			3.31%

	For the Three Months Ended
	September 30, 2025			June 30, 2025				September 30, 2024
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$719,191	$8,007	4.42%	$729,652		$8,085	4.44%	$350,915	$4,781	5.42%
Investment securities, available for sale (6)	33	—	—	35		—	—	40	—	—
Investment securities, held to maturity (6)	45,030	616	5.43	46,256		626	5.43	48,945	675	5.49
Other investments	12,730	37	1.15	12,825		219	6.85	11,140	33	1.18
Total interest earning assets	776,984	8,660	4.42%	788,768	—	8,930	4.54%	411,040	5,489	5.31%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$—	—	—%	$3		1	—%	$9,717	140	5.73%
Subordinated debt	44,383	598	5.35	44,345		598	5.41	44,234	598	5.38
Junior subordinated debentures	3,592	62	6.85	3,592		61	6.81	3,591	71	7.87
Intrabank liability, net (7)	335,939	3,740	4.42	363,925		4,033	4.44	89,834	1,224	5.42
Total interest bearing liabilities	383,914	4,400	4.55	411,865		4,693	4.57	147,376	2,033	5.49
Net interest income		$4,260				$4,237			$3,456
Net interest margin(3)			2.18%				2.15%			3.34%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.
Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2025	June 30 2025	September 30 2024
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	15.65%	16.22%	17.37%
Total average CCBX loans receivable	$1,764,957	$1,688,492	$1,552,443
Interest and earned fee income on CCBX loans (GAAP)	69,643	68,264	67,778
BaaS loan expense	(32,840)	(32,483)	(32,698)
Net BaaS loan income	$36,803	$35,781	$35,080
Net BaaS loan income divided by average CCBX loans (1)	8.27%	8.50%	8.99%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	8.88%	8.79%	9.65%
CCBX earning assets	2,372,857	2,394,649	2,048,918
Net interest income (GAAP)	53,081	52,472	49,723
Less: BaaS loan expense	(32,840)	(32,483)	(32,698)
Net interest income, net of BaaS loan expense	$20,241	$19,989	$17,025
CCBX net interest margin, net of BaaS loan expense (1)	3.38%	3.35%	3.31%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	September 30 2025	June 30 2025	September 30 2024
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.00%	7.06%	7.42%
Earning assets	4,413,529	4,356,591	3,875,911
Net interest income (GAAP)	77,901	76,737	72,273
Less: BaaS loan expense	(32,840)	(32,483)	(32,698)
Net interest income, net of BaaS loan expense	$45,061	$44,254	$39,575
Net interest margin, net of BaaS loan expense (1)	4.05%	4.07%	4.06%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.95%	11.11%	11.44%
Total average loans receivable	$3,636,545	$3,567,823	$3,464,871
Interest and earned fee income on loans (GAAP)	100,367	98,867	99,676
BaaS loan expense	(32,840)	(32,483)	(32,698)
Net loan income	$67,527	$66,384	$66,978
Loan income, net of BaaS loan expense, divided by average loans (1)	7.37%	7.46%	7.69%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partner in noninterest income. This non-GAAP measure shows the portion of noninterest expenses that are reimbursed by partners to assist the understanding of how the increases in noninterest expense are related to expenses incurred for and reimbursed by CCBX partner. The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Noninterest expense, net of reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$70,172	$72,832	$64,424
Less: BaaS loan expense	32,840	32,483	32,698
Less: BaaS fraud expense	2,127	2,804	2,084
Less: Reimbursement of expenses	1,412	646	565
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$33,793	$36,899	$29,077
The following non-GAAP measures are presented to illustrate the impact of nonrecurring revenue related to CCBX partner interchange income on BaaS program income and transaction and interchange fees. This non-GAAP measure shows the portion of interchange fees that are not expected to recur and the impact that had on Baas program income and transaction and interchange fees for the periods presented. The most comparable GAAP measures are BaaS program income and transaction and interchange fees.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	September 30, 2025	June 30, 2025	September 30, 2024

BaaS program income, net of nonrecurring revenue
BaaS program income (GAAP)	$7,554	$7,294	$5,158
Less: Nonrecurring income	—	504	—
BaaS program income, net of nonrecurring revenue	$7,554	$6,790	$5,158

Transaction and interchange fees, net of nonrecurring revenue
Transaction and interchange fees (GAAP)	$4,878	$5,109	$3,549
Less: Nonrecurring income	—	504	—
Transaction and interchange fees, net of nonrecurring revenue	$4,878	$4,605	$3,549

APPENDIX A -
As of September 30, 2025
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.71 billion in outstanding loan balances. When combined with $2.41 billion in unused commitments the total of these categories is $6.12 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 35.0% of our total balance of outstanding loans as of September 30, 2025. Unused commitments to extend credit represents an additional $24.4 million, and the combined total in commercial real estate loans represents $1.32 billion, or 21.6% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of September 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$360,742	$2,977	$363,719	5.9%	$3,964	91
Hotel/Motel	153,478	1,071	154,549	2.5	6,673	23
Convenience Store	135,908	4,345	140,253	2.3	2,228	61
Office	115,058	2,784	117,842	1.9	1,354	85
Warehouse	101,166	—	101,166	1.7	1,873	54
Retail	92,273	812	93,085	1.5	932	99
Mixed use	87,308	6,803	94,111	1.5	1,027	85
Mini Storage	80,181	303	80,484	1.3	4,009	20
Strip Mall	43,255	—	43,255	0.7	6,179	7
Manufacturing	33,991	895	34,886	0.6	1,360	25
Groups < 0.70% of total	96,975	4,361	101,336	1.7	1,259	77
Total	$1,300,335	$24,351	$1,324,686	21.6%	$2,074	627
Consumer loans comprise 33.5% of our total balance of outstanding loans as of September 30, 2025. Unused commitments to extend credit represents an additional $1.05 billion, and the combined total in consumer and other loans represents $2.29 billion, or 37.4% of our total outstanding loans and loan commitments. The $1.05 billion in commitments is subject to CCBX partner/portfolio maximum limits. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $900. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with the largest exposures.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of September 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$563,324	$1,002,383	$1,565,707	25.6%	$1.4	398,380
Installment loans	646,721	31,066	677,787	11.1	0.8	779,645
Lines of credit	1,851	522	2,373	0.0	0.4	4,923
Other loans	18,490	—	18,490	0.3	0.1	258,532
Community bank consumer loans
Installment loans	1,793	2	1,795	0.0	69.0	26
Lines of credit	144	384	528	0.0	4.4	33
Other loans	12,244	13,262	25,506	0.4	35.8	342
Total	$1,244,567	$1,047,619	$2,292,186	37.4%	$0.9	1,441,881
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 15.6% of our total balance of outstanding loans as of September 30, 2025. Unused commitments to extend credit represents an additional $657.7 million, which is subject to partner/portfolio maximum limits, and the combined total in residential real estate loans represents $1.23 billion, or 20.2% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of September 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$374,129	$606,219	$980,348	16.0%	$29	12,954
Community bank residential real estate loans
Closed end, secured by first liens	166,116	1,064	167,180	2.8	557	298
Home equity line of credit	31,545	48,718	80,263	1.3	123	257
Closed end, second liens	5,318	1,706	7,024	0.1	190	28
Total	$577,108	$657,707	$1,234,815	20.2%	$43	13,537
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits. CCBX home equity lines of credit are limited to a $400.0 million portfolio maximum.
Commercial and industrial loans comprise 10.0% of our total balance of outstanding loans as of September 30, 2025. Unused commitments to extend credit represents an additional $574.4 million, and the combined total in commercial and industrial loans represents $945.5 million, or 15.4% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $177.5 million in outstanding capital call lines, with an additional $488.8 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of September 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX C&I loans
Capital call lines	$177,530	$488,755	$666,285	10.9%	$1,467	121
Retail and other loans	22,710	22,955	45,665	0.7	8	2,701
Community bank C&I loans
Construction/Contractor services	33,285	31,091	64,376	1.1	173	192
Financial institutions	71,518	—	71,518	1.2	3,973	18
Medical / Dental / Other care	5,482	3,327	8,809	0.1	498	11
Manufacturing	4,671	4,214	8,885	0.1	126	37
Groups < 0.20% of total	55,891	24,098	79,989	1.3	236	237
Total	$371,087	$574,440	$945,527	15.4%	$112	3,317
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.9% of our total balance of outstanding loans as of September 30, 2025. Unused commitments to extend credit represents an additional $106.9 million, and the combined total in construction, land and land development loans represents $325.0 million, or 5.3% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of September 30, 2025:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$124,240	$65,052	$189,292	3.1%	$7,765	16
Residential construction	35,929	29,207	65,136	1.1	1,996	18
Developed land loans	22,756	420	23,176	0.4	1,264	18
Undeveloped land loans	20,584	174	20,758	0.3	1,372	15
Land development	14,552	12,085	26,637	0.4	1,455	10
Total	$218,061	$106,938	$324,999	5.3%	$2,832	77

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Commercial construction	$124,240	$104,078	$96,716	$83,216	$97,792
Residential construction	35,929	39,831	39,375	40,940	35,822
Undeveloped land loans	20,584	20,067	16,684	8,665	8,606
Developed land loans	22,756	22,875	7,788	8,305	14,863
Land development	14,552	7,299	5,988	7,072	5,968
Total	$218,061	$194,150	$166,551	$148,198	$163,051
Commitments to extend credit total $2.41 billion at September 30, 2025, however we do not anticipate our customers using the $2.41 billion that is showing as available due to CCBX partner and portfolio limits.
The following table presents outstanding commitments to extend credit as of September 30, 2025:

Consolidated
(dollars in thousands; unaudited)	As of September 30, 2025 (1)
Commitments to extend credit:
Credit cards	$1,002,383
Residential real estate loans	657,707
Commercial and industrial loans - capital call lines	488,755
Commercial and industrial loans	85,686
Construction – commercial real estate loans	77,731
Consumer and other loans	45,236
Construction – residential real estate loans	29,207
Commercial real estate loans	24,351
Total commitments to extend credit	$2,411,056
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of September 30, 2025, capital call lines outstanding balance totaled $177.5 million and, while commitments totaled $488.8 million, the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties and would have the choice to fund or not fund the loan.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$177,530	9.8%	$488,755	$350,000	$—
All other commercial & industrial loans	22,710	1.3	22,956	518,406	489
Real estate loans:
Home equity lines of credit (3)	374,129	20.7	606,219	400,000	39,303
Consumer and other loans:
Credit cards - cash secured	306		—		—
Credit cards - unsecured	563,018		1,002,383		34,440
Credit cards - total	563,324	31.2	1,002,383	825,000	34,440
Installment loans - cash secured	130,676		31,066		—
Installment loans - unsecured	516,045		—		(4,795)
Installment loans - total	646,721	35.9	31,066	1,964,713	(4,795)
Other consumer and other loans	20,341	1.1	522	236,881	150
Gross CCBX loans receivable	1,804,755	100.0%	$2,151,901	$4,295,000	$69,587
Net deferred origination fees	(579)
Loans receivable	$1,804,176
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of October 8, 2025.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of September 30, 2025
CCBX – BaaS Reporting Information
During the quarter ended September 30, 2025, $55.4 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments, negative deposit accounts and accrued interest receivable on some CCBX partner loans. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners, generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligation then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would evaluate any remaining credit enhancement asset from the CCBX partner in the event the partner failed to determine if a write-off is appropriate. If a write-off occurs, the Bank would retain the full yield and any fee income on the loan portfolio going forward, and our BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
The Bank records contractual interest earned from the borrower on CCBX partner loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Yield on loans (1)	15.65%	16.22%	17.37%
BaaS loan interest income	$69,643	$68,264	$67,778
Less: BaaS loan expense	32,840	32,483	32,698
Net BaaS loan income (2)	$36,803	$35,781	$35,080
Net BaaS loan income divided by average BaaS loans (1)(2)	8.27%	8.50%	8.99%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025. Our strategy is to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans tend to have lower stated rates and expected losses than some of our CCBX loans historically. Current loan sales and new loan growth are at more similar interest rates compared to prior periods when we were selling loans with higher risk and higher interest rates and replacing them with higher quality lower interest rate loans. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off balance sheet fee income. Growth in CCBX loans has resulted in an increase in interest income for the quarter ended September 30, 2025 compared to the quarter ended September 30, 2024.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
Loan interest income	$69,643	$68,264	$67,778
Total BaaS interest income	$69,643	$68,264	$67,778

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
BaaS interest expense	$23,330	$23,617	$24,819
Total BaaS interest expense	$23,330	$23,617	$24,819

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
BaaS program income:
Servicing and other BaaS fees	$1,264	$1,539	$1,044
Transaction and interchange fees	4,878	5,109	3,549
Reimbursement of expenses	1,412	646	565
Total BaaS program income	7,554	7,294	5,158
BaaS indemnification income:
BaaS credit enhancements	55,412	31,268	70,108
BaaS fraud enhancements	2,127	2,804	2,084
BaaS indemnification income	57,539	34,072	72,192
Total noninterest BaaS income	$65,093	$41,366	$77,350
Servicing and other BaaS fees decreased $275,000 and transaction and interchange fees decreased $231,000 in the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025. Transaction and interchange fees for the quarter ended June 30, 2025 includes $504,000 in nonrecurring revenue (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) . Excluding this nonrecurring income, transaction and interchange fees increased $273,000 in the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025. We expect servicing and other BaaS fees to be higher when we are bringing new partners on and then to decrease when transaction and interchange fees increase as partner activity grows and contracted minimum fees are replaced with these recurring fees when they exceed the minimum fees. Increases in BaaS reimbursement of fees offsets increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024
BaaS loan expense	$32,840	$32,483	$32,698
BaaS fraud expense	2,127	2,804	2,084
Total BaaS loan and fraud expense	$34,967	$35,287	$34,782